Exhibit 3.27

FIRST AMENDMENT TO THE AMENDED AND RESTATED

OPERATING AGREEMENT OF

STRATOSPHERE LEASING LLC

This First Amendment (the “Amendment”) to the Amended and Restated Operating Agreement (the “Agreement”) of Stratosphere Leasing, LLC (the “Company”) is entered into by Stratosphere Corporation, a Delaware corporation (“Stratosphere’’) as of the 27th day of February, 2004.  Unless otherwise indicated in this Amendment, all defined terms set forth herein have the meaning ascribed to such terms in the Agreement.

WHEREAS, the Members of the Company as of the date hereof desire to amend the Agreement;

WHEREAS, in order to accomplish the foregoing, the Agreement is hereby amended by adding the following new section 18:

“18.   Membership Certificates.  The Company may issue a certificate to the member to evidence the membership interest.  The member or any authorized manager or officer of the Company may sign such certificate on behalf of the Company.”

Other than with respect to the Amendment to the Agreement set forth herein, the Agreement remains in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the 27th day of February, 2004.

STRATOSPHERE LEASING LLC

Stratosphere Corporation, sole member

By:	/s/ Denise Barton
Name:	Denise Barton
Title:	Chief Financial Officer